Exhibit 99.1

Contacts:
Stephanie Diaz (Investors)	Tim Brons (Media)
Vida Strategic Partners	Vida Strategic Partners
415-675-7401	415-675-7402
sdiaz@vidasp.com	tbrons@vidasp.com

Avid Bioservices Names Nicholas Green as President and Chief Executive Officer

Seasoned Executive Brings More than 30 Years of Pharmaceutical and Healthcare Services Industry Experience to Lead Avid Through Next Phase of Growth and Expansion

TUSTIN, CA, June 23, 2020 -- Avid Bioservices, Inc. (NASDAQ:CDMO) (NASDAQ:CDMOP), a dedicated biologics contract development and manufacturing organization (CDMO) working to improve patient lives by providing high quality development and manufacturing services to biotechnology and pharmaceutical companies, today announced that Nicholas Green has been appointed president and chief executive officer, as well as a member of the company’s board of directors, effective July 30, 2020. He will succeed Rick Hancock who has served as interim president and CEO since May 2019. Mr. Hancock will continue to serve on Avid’s board of directors.

Mr. Green has more than 30 years of experience in the global pharmaceutical and healthcare services industry with significant expertise in the contract manufacturing of novel pharmaceutical products. His global pharmaceutical experience spans four continents, having run 31 facilities in nine countries spanning North America, South America, Europe, and Asia. Throughout his career, Mr. Green has held a number of senior management roles for several contract manufacturing organizations and life science companies, where he is credited with successfully building and expanding those businesses and delivering significant value for customers, patients, employees, and other stakeholders.

Joseph Carleone, Ph.D., chairman of the Avid board of directors, said, “On behalf of the Avid board, I’d like to welcome Nick as our new president and CEO. His appointment is the result of a deliberate and comprehensive search for an industry executive capable of leading Avid to achieve its full potential. Nick’s lengthy and impressive career in the pharmaceutical contract development and manufacturing sector, which has included senior leadership roles at several successful companies, positions him perfectly to oversee Avid’s ongoing efforts aimed at customer base expansion and revenue growth. The board and I look forward to the positive impact that Nick will make on the company’s business over both the near and long-term.”

“I am excited to join the Avid team and contribute my industry experience to helping the company continue its impressive growth trajectory,” said Mr. Green. “Today, there is significant and growing demand for companies at the leading edge of contract development and manufacturing services for biologics. With its high-quality offerings in the areas of process development, analytical services, and CGMP manufacturing, combined with its more than 25 years of experience in manufacturing complex biologics, Avid is among the best positioned companies to seize this opportunity.”

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“I thoroughly enjoyed my role as the interim president and CEO of Avid and am proud of what the company has achieved during that time in diversifying our client base and increasing revenues,” said Rick Hancock. “I believe that Avid is well positioned to execute successfully on its growth strategy moving forward and the addition of a leader such as Nick will only serve to strengthen the company’s prospects. The appointment of someone of Nick’s caliber, combined with the strength and talents of the entire Avid team, make it easy for me to step aside and transition back into the sole role of board member at this time. I would like to express deep gratitude to all Avid team members for their commitment and hard work during my tenure.”

Mr. Green most recently served as president and CEO of Therapure Biopharma, a Canada-based biopharmaceutical company which includes Therapure Biomanufacturing. In this role, he oversaw the growth of the company’s CDMO business, while also leading the creation of Therapure’s proprietary plasma protein business, named Evolve. Prior to Therapure, he held a number of senior management roles, most notably managing director of Nipa Laboratories Ltd., head of the life science division of Clariant International Ltd. in the USA, president and CEO of Rhodia Pharma Solutions Ltd. and president of Codexis, Inc.’s pharma division. Mr. Green holds a bachelor’s degree in chemistry from Queen Mary College in London and an MBA from the University of Huddersfield.

About Avid Bioservices, Inc.

Avid Bioservices is a dedicated contract development and manufacturing organization (CDMO) focused on development and CGMP manufacturing of biopharmaceutical drug substances derived from mammalian cell culture. The company provides a comprehensive range of process development, CGMP clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries. With over 25 years of experience producing monoclonal antibodies and recombinant proteins, Avid's services include CGMP clinical and commercial drug substance manufacturing, bulk packaging, release and stability testing and regulatory submissions support. For early-stage programs, the company provides a variety of process development activities, including upstream and downstream development and optimization, analytical methods development, testing and characterization. The scope of our services ranges from standalone process development projects to full development and manufacturing programs through commercialization. www.avidbio.com

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